Exhibit 10.31
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made by and between Dashyant Dhanak (the “Executive”) and Deciphera Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”). The Executive and the Company are collectively referred to as the “Parties”. This Agreement supersedes, amends and restates in all respects all prior discussions and agreements between the Executive and the Company regarding the subject matter herein, including without limitation any offer letter, employment agreement or severance agreement.
RECITALS
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company commencing on September 5, 2023, or such earlier date as may be agreed by the parties mutually in writing (the “Effective Date”), upon the terms contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Employment.
a.Term. The term of the Executive’s employment pursuant to this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
b.Position and Duties. During the Term, the Executive shall serve as the EVP, Chief Scientific Officer of Deciphera Pharmaceuticals, Inc. (“Parent”) and the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of Parent or any other person to whom the Executive may report, if applicable. Subject to business travel needs, the Executive may work from the location of any residence of the Executive’s choosing in the United States, which initially shall be in Pennsylvania; provided that the Executive shall inform the Company of any changes in such residence, which shall be subject to prior approval by the Chief Executive Officer. The Executive is expected to be present and perform his duties at the Lawrence, KS location approximately two weeks per month during his employment other than Qualified Absences. A “Qualified Absence” means an absence from physical presence in the Lawrence, KS facility for a business day due to (i) incapacity to perform material services resulting from illness or injury; (ii) approved vacation; (iii) approved leave of absence; (iv) approved business travel; or (v) a remote work arrangement temporarily implemented by the Company generally for all or a substantial portion of its workforce due to a pandemic (e.g., COVID-19), any weather event that substantially hinders travel or any comparable need to work remotely for a limited period that is approved by the Company. The Executive

Exhibit 10.31
shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior approval of the Board of Directors of Parent (the “Board”), or engage in religious, charitable or other community activities as long as such services do not materially interfere with the Executive’s obligations or performance of the Executive’s duties to the Company as provided in this Agreement. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company, Parent, or any of their respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. In order to help defray the costs to the Executive of commuting between Executive’s current primary residence domiciled in Pennsylvania and the Company’s Lawrence, KS location, the Company shall pay or reimburse the Executive through its vendor NRI, and subject to the policy attached as Exhibit B, for the Executive’s commuting expenses as defined in such policy up to $3,950 per month from the Effective Date and during the Term. The policy will be reviewed at least annually for potential revision to support business needs. All such expenses will need to be supported by appropriate documentation per the policy and may be taxable. To the extent these payments or reimbursements are taxable, the Company agrees to offer tax assistance in the form of a tax-on-tax gross-up as described in the policy attached as Exhibit B. Should the Executive permanently relocate to the Lawrence, KS metropolitan area, the Executive shall be solely responsible for all commuting costs and the Executive shall not seek, and the Company shall not provide, reimbursement to the Executive for any commuting expenses, such as airfare, ground transportation, car rental, lodging, hotel, apartment rental, home ownership, parking or tolls.
2.Compensation and Related Matters.
a.Base Salary. The Executive’s initial annual base salary shall be $600,000 per year. The base salary shall be evaluated annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior officers and employees, including, without limitation, pro-ration of the 2024 merit increase, if any, for days worked in 2023.
b.Incentive Bonus Compensation. During the Term, the Executive shall be eligible to receive cash incentive bonus compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive bonus compensation shall be forty-five (45) percent of the Executive’s Base Salary. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid. For calendar year 2023, the Executive will be eligible to receive annual incentive

Exhibit 10.31
bonus compensation without pro-ration for days worked in 2023, provided Executive’s start date is on or before September 5, 2023. If Executive’s start date is after September 5, 2023, the 2023 incentive bonus compensation, if any, will be pro-rated for days worked in 2023, provided that if the Executive’s commencement of employment is on or after October 1 of a fiscal year, the Executive will not be eligible to receive cash incentive bonus compensation with respect to that year.
c.Equity Compensation. Any equity awards granted to the Executive shall be governed by the terms and conditions of Parent’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive as approved by the Board (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 5(a)(iii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason in either event within the Change in Control Period (as such terms are defined below).
i.Stock Option Grants. As a material inducement to accept the Company’s offer of employment, promptly after the Effective Date, and subject to the approval of the Board or the Compensation Committee, the Executive shall be granted an option to purchase 65,900 shares of common stock of Parent (“Common Stock”) with an exercise price equal to the fair market value of the Common Stock on the grant date (the “Option Grant”). Such Option Grant shall be governed by, and subject to the terms and conditions of, Parent’s 2022 Inducement Plan (the “Plan”) and a non-qualified stock option agreement between Parent and the Executive. The stock option agreement shall provide that 25 percent of the Option Grant shall vest after 12 months of the Executive’s continuous service, and the remainder of the Option Grant shall vest monthly over the next 36 months, in equal amounts, subject to the Executive’s continued service with the Company or Parent on each respective vesting date. Additional stock option grants may be considered by the Board on an annual basis, noting that annual grants in the year following the year in which the Executive commenced employment are pro-rated for days worked in the prior year. Notwithstanding the foregoing, for the annual grant the Board may determine in its discretion to grant in 2024, the Executive will be eligible to receive such grant without pro-ration for days worked in 2023, provided Executive’s start date is on or before September 5, 2023. The Option Grant is intended to be granted pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).
ii.New Hire Grant of Restricted Stock Units. As a material inducement to accept the Company’s offer of employment, promptly after the Effective Date, and subject to the approval of the Board or the Compensation Committee, the Executive shall be granted 65,900 Restricted Stock Units

Exhibit 10.31
(“RSUs”) (the “New Hire RSU Award”), which shall be governed by, and subject to the terms and conditions of, the Plan and a New Hire RSU Award agreement between Parent and the Executive. The New Hire RSU Award agreement shall provide that 1/3 of the RSUs shall vest on or about each of the one, two and three year anniversary dates of the grant date, subject to the Executive’s continued service with the Company or Parent on each respective vesting date. Additional RSU grants may be considered by the Board on an annual basis, noting that annual grants in the year following the year in which the Executive commenced employment are pro-rated for days worked in the prior year. Notwithstanding the foregoing, for the annual grant the Board may determine in its discretion to grant in 2024, the Executive will be eligible to receive such grant without pro-ration for days worked in 2023, provided Executive’s start date is on or before September 5, 2023. The RSUs are intended to be granted pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).
iii.Special Grant of RSUs. As a material inducement to accept the Company’s offer of employment, promptly after the Effective Date, and subject to the approval of the Board or the Compensation Committee, the Executive shall be granted 75,000 RSUs (“Special RSUs”)(the “Special RSU Award”), which shall be governed by, and subject to the terms and conditions of, the Plan and a Special RSU Award agreement between Parent and the Executive. The Special RSU Award agreement shall provide that 50% of the Special RSUs shall vest on or about the one-year anniversary date of the grant date and the remaining 50% of the Special RSUs shall vest on or about the two year anniversary date of the grant date, subject to the Executive’s continued service with the Company or Parent on each respective vesting date. The Special RSUs are intended to be granted pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).
d.Employee Benefits. During the Term, the Executive will be entitled to participate in the Company’s employee benefit plans and programs in effect from time to time, subject to the terms of such plans and programs.
e.Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures established by the Company for its senior officers and employees in effect from time to time.
f.Paid Time Off. During the Term, the Executive shall be entitled to paid time off in accordance with the Company’s policies and procedures in effect from time to time. During the Term, the Executive shall also be entitled to all paid holidays given by the Company to its executives.

Exhibit 10.31
g.Signing Bonus. The Executive will be eligible to receive a one-time signing bonus payment of $200,000 (gross) (the “Signing Bonus”), subject to all applicable deductions and withholdings, such payment to be payable in two equal installments and subject to the terms and conditions below. The Company shall pay $100,000 of the Signing Bonus in a regularly-scheduled payroll not more than 45 days following the one (1) year anniversary of the commencement of employment and shall pay the remaining $100,000 of the Signing Bonus in a regularly-scheduled payroll not more than 45 days following the two (2) year anniversary of the commencement of employment, provided that the Company’s obligation to pay the Signing Bonus shall be subject to the Executive’s continuous employment with the Company through the respective payment dates of such payments. If the Company terminates the Executive’s employment for Cause or the Executive resigns other than for Good Reason prior to the one-year anniversary of the date when the second installment of the Signing Bonus is paid, the Executive shall repay the gross amount of the Signing Bonus to the Company within ten (10) days following the Date of Termination.
3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
a.Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
b.Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
c.Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of

Exhibit 10.31
misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of Parent or any of its subsidiaries or affiliates; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to Parent or any of its subsidiaries and affiliates if the Executive was retained in the Executive’s position; (iv) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board or the Executive’s direct manager; (v) a breach by the Executive of any of the provisions contained in this Agreement or the Restrictive Covenants Agreement; (vi) a material violation by the Executive of any of the Company’s or Parent’s written employment policies, written standard operating procedures, healthcare law compliance policies and Code of Business Conduct and Ethics; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or Parent to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
d.Termination without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
e.Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s Base Salary without the prior consent of the Executive (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than fifty percent (50%) of its employees); or (ii) a material diminution in the Executive’s responsibilities, authority or duties without the prior consent of the Executive, other than changes in duties, authority or responsibilities resulting from the Executive’s misconduct or temporarily while an investigation is being conducted into allegations of misconduct; provided that any reduction in duties, authority or responsibilities or reduction in the level of management to which the Executive reports resulting solely from a Change in Control which results in the Company being acquired by and made a part of a larger entity shall not constitute Good Reason (each a “Good Reason Condition”). “Good Reason Process” shall mean that (i) the Executive

Exhibit 10.31
reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
f.Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
g.Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the last date of employment as referenced in the Notice of Termination; and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary through the Date of Termination.
4.Compensation Upon Termination.
a.Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement); and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid

Exhibit 10.31
and/or provided in accordance with the terms of such employee benefit plans, along with any other payments or other forms of compensation required under applicable federal, state or local law (collectively, the “Accrued Benefit”).
b.Termination without Cause; Termination for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Executive’s Accrued Benefit. In addition, subject to the Executive signing a separation and general release agreement in a form and manner satisfactory to the Company that shall include without limitation a general release of claims and post-employment obligations consistent with the Restrictive Covenants Agreement (the “Separation and General Release Agreement”), the Separation and General Release Agreement becoming irrevocable and fully effective, all within the time frame set forth in the Separation and General Release Agreement (but in no event later than sixty (60) days after the Date of Termination):
i.the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s then current Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches Section 8 of this Agreement, including the Restrictive Covenants Agreement which is incorporated herein by reference, all payments of the Severance Amount shall immediately cease;
ii.if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the group health plan provider, the COBRA provider or the Executive (subject to proof of payment) a monthly payment until the earliest of (i) twelve (12) months following the Date of Termination, (ii) the end of the Executive’s COBRA health continuation period, or (iii) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and
iii.the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to

Exhibit 10.31
the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
5.Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control (the “Change in Control Period”). These provisions shall terminate and be of no further force or effect beginning after the Change in Control Period.
a.Change in Control. During the Term, if during the Change in Control Period, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release (but in no event later than sixty (60) days following the Date of Termination):
i.the Company shall pay the Executive a lump sum amount equal to one-and-a-half (1.5) times the sum of (A) the Executive’s then current annual Base Salary plus (B) the Executive’s target annual cash incentive compensation for the then-current year (the “Change in Control Payment”);
ii.if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment until the earliest of (i) eighteen (18) months following the date of termination, (ii) the end of the Executive’s COBRA health continuation period or (iii) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment (and the Executive’s eligibility for any such benefits shall be promptly reported by the Executive to the Company), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company;

Exhibit 10.31
iii.notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards granted to the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release, provided that any termination or forfeiture of the unvested portion of such equity grants that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein; and
iv.the amounts payable under this Section 5(a) shall be paid or commence to be paid within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such sixty (60)-day period.
b.Additional Limitation.
i.Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas.

Exhibit 10.31
Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
ii.For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
iii.The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
c.Definitions. For purposes of this Section 5, the following terms shall have the following meanings:
“Change in Control” shall mean any of the following:
i.any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Parent or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Parent representing 50 percent or more of the combined voting power of Parent’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Parent); or
ii.the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

Exhibit 10.31
iii.the consummation of (A) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of Parent issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by Parent which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Parent) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
6.Section 409A.
a.Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
b.All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the

Exhibit 10.31
expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
c.To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
d.The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
e.The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.Severability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.
8.Ongoing Obligations.
a.Restrictive Covenants Agreement. As a condition of the commencement of the Executive’s employment, the Executive shall enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement

Exhibit 10.31
between the Company and the Executive, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). In the interest of clarity, in the event of a breach of the Restrictive Covenants Agreement by the Executive, the Company may discontinue any post-employment payments made pursuant to this Agreement.
b.Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company or put onto Company systems or equipment any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
c.Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).
d.Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

Exhibit 10.31
e.Protected Disclosures and Other Protected Actions. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreements for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
10.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
12.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
13.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid,

Exhibit 10.31
return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
14.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
15.Governing Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the Employment Location, and will in all respects be interpreted, enforced and governed under the laws of the Employment Location. The parties hereby consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts for purposes of enforcing this Agreement or for any other lawsuit relating to or arising under this Agreement (an “Agreement Dispute”), and hereby waive any objection that either might have to personal jurisdiction or venue in those courts; provided that if the law of the Employment Location requires that an Agreement Dispute be adjudicated in the Employment Location, the parties shall submit to the exclusive jurisdiction of the state and federal courts of the Employment Location for such adjudication. The “Employment Location” means the state where, (i) with the Company’s approval, the Executive primarily performs services for the Company, or (ii) if the Executive’s employment has ended, the state in which the Executive last primarily performed services for the Company as an employee with the Company’s approval.
16.Jury Trial Waiver. To the fullest extent permitted by law, the Executive and the Company each unconditionally waives such party’s right to a jury trial of any and all claims or causes of action in an Agreement Dispute. By signing this Agreement, the Employee acknowledges that the right to a jury is a constitutional right, that the Employee has had an opportunity to consult with independent counsel and that the Employee has knowingly and voluntarily entered into the jury waiver contained in this Agreement.
17.Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.
18.No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.
19.Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the

Exhibit 10.31
Company shall hereafter effect a reorganization, consolidate with, collapse or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the purchaser in any transaction involving the transfer of all or substantially all of the Company’s assets assumes this Agreement and the Executive accepts a position with the purchaser that is equivalent or better to her position immediately preceding such transaction, then the Executive shall not be entitled to any Severance Amount pursuant to Section 4 or any Change in Control Payment pursuant to Section 5. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
20.Integration. This Agreement, including the Restrictive Covenants Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the Parties concerning such subject matter, including without limitation, any offer letter between the Company and the Executive. Notwithstanding the foregoing, the Equity Documents and any agreement relating to confidentiality, assignment of inventions or restrictive covenants shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreements remain in full force and effect.
21.Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. A facsimile or other electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
[SIGNATURE PAGE FOLLOWS]

Exhibit 10.31
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.
DECIPHERA PHARMACEUTICALS, LLC
Dated: August 2, 2023 By: /s/ Steve Hoerter
Name: Steven L. Hoerter
Title: President & CEO

Dated: August 2, 2023 /s/ Dashyant Dhanak
Name: Dashyant Dhanak

Signature Page to D. Dhanak Employment Agreement

Exhibit 10.31
Exhibit A – Restrictive Covenants Agreement

Exhibit 10.31
Exhibit B – NRI Commute Travel Reimbursement Policy